Exhibit 10.3

RESTRICTED SHARE AWARD AGREEMENT

UNDER THE CITIZENS HOLDING COMPANY

2013 INCENTIVE COMPENSATION PLAN

Name of Grantee:

No. of Restricted Shares:

Grant Date:

Pursuant to the Citizens Holding Company 2013 Incentive Compensation Plan as amended through the date hereof (the “Plan”), Citizens Holding Company (the “Company”) hereby grants under this Agreement (the “Agreement”) to the Grantee named above the number of Restricted Shares specified above (the “Restricted Shares”), subject to the restrictions and conditions set forth in this Agreement and in the Plan. The Company acknowledges the receipt from the Grantee of consideration with respect to the par value of the Restricted Shares in the form of cash, past or future services rendered to the Company by the Grantee or such other form of consideration as is acceptable to Committee. Capitalized terms in this Agreement shall have the meanings specified in the Plan, unless a different meaning is specified herein.

1. Grantee’s Rights. The Grantee shall have no rights with respect to this Agreement unless he or she shall have accepted this Agreement by (i) signing and delivering to the Company a copy of this Agreement, and (ii) delivering to the Company a stock power endorsed in blank. Upon execution of this Agreement by the Grantee, the Restricted Shares shall be issued and held by the Company’s transfer agent in book entry form, and the Grantee’s name shall be entered as the shareholder of record on the books of the Company. Thereupon, the Grantee shall have all the rights of a shareholder with respect to such shares, including voting and dividend rights, subject, however, to the restrictions and conditions specified in Section 2 below.

2. Restrictions and Conditions.

(a) Any book entries for Restricted Shares granted herein shall bear an appropriate legend, as determined by the Committee in its sole discretion, to the effect that such shares are subject to restrictions as set forth herein and in the Plan.

(b) Restricted Shares granted herein may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of by the Grantee prior to vesting.

(c) If the Grantee’s employment with the Company or its Affiliates is voluntarily or involuntarily terminated for any reason (including death) prior to vesting of the Restricted Shares granted herein, all unvested shares of Restricted Shares shall immediately and automatically be forfeited and returned to the Company.

3. Vesting of Restricted Shares. The restrictions and conditions in Section 2 of this Agreement shall lapse on the Vesting Date or Dates specified in the following schedule so long as the Grantee remains in the Employment of the Company or an Affiliate on such dates. If a series of Vesting Dates is specified, then the restrictions and conditions in Section 2 shall lapse only with respect to the number of Restricted Shares specified as vested on such date.

Number of Shares Vested Vesting Date

( %)

( %)

( %)

Subsequent to such Vesting Date or Dates, the Restricted Shares on which all restrictions and conditions have lapsed shall no longer be deemed Restricted Shares. Once the restrictions and conditions have lapsed, the Company shall instruct its transfer agent to issue a stock certificate representing the vested portion of the Restricted Shares. The Committee may at any time accelerate the vesting schedule specified in this Section 3. Notwithstanding anything herein to the contrary or in the Plan, in the event of a Change of Control, the Restricted Shares shall become fully vested as of the effective time of the Change of Control.

4. Dividends. Dividends on the Restricted Shares, to the extent declared and paid, shall be paid currently to the Grantee.

5. Tax Withholding. The Grantee shall, not later than the date as of which the receipt of this Agreement becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Committee for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. Except in the case where an election is made pursuant to Section 6 below, the required minimum tax withholding obligations of the Company may be satisfied, in whole or in part, by the Company withholding from the Restricted Shares to be issued a number of Restricted Shares with an aggregate Fair Market Value that would satisfy the withholding amount due.

6. Election Under Section 83(b). The Grantee and the Company hereby agree that the Grantee may, within 30 days following the acceptance of this Agreement as provided in Section 1 of this Agreement, file with the Internal Revenue Service and the Company an election under Section 83(b) of the Internal Revenue Code. In the event the Grantee makes such an election, he or she agrees to provide a copy of the election to the Company. The Grantee acknowledges that he or she is responsible for obtaining the advice of his or her tax advisors with regard to the Section 83(b) election and that he or she is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with regard to such election.

7. Incorporation of Plan. Notwithstanding anything herein to the contrary, the Restricted Shares shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Committee set forth in Section 4 of the Plan.

8. Transferability. Unless otherwise approved by the Committee, this Agreement is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.

9. No Obligation to Continue Employment. Neither the Company nor any of its Affiliates is obligated by or as a result of the Plan or this Agreement to continue the Grantee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any such Affiliate to terminate the employment of the Grantee at any time.

10. Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

11. Amendment. Pursuant to Section 15 of the Plan, the Committee may at any time amend, alter or discontinue the Plan, but no such action may be taken that adversely affects the Grantee’s rights under this Agreement without the Grantee’s consent.

12. Electronic Consent. The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting the Restricted Shares, the Grantee agrees that the Company may deliver these materials in an electronic format. If at any time the Grantee would prefer to receive paper copies of these documents, as the Grantee is entitled to, the Company will provide paper copies upon written request by the Grantee to the Secretary of the Company.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has executed this Agreement on and as of the day and year first above written.

CITIZENS HOLDING COMPANY

By:
Name:
Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.

Dated:
Grantee’s Signature

Grantee’s Name

Grantee’s Address: